EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

REGENERON ANNOUNCES PLANS FOR PHASE IIb STUDY OF IL-1 TRAP AND END OF NOVARTIS
PARTICIPATION IN IL-1 TRAP PROGRAM

Phase IIb Study in Rheumatoid Arthritis Planned for Second Half of 2004

Tarrytown, NY (February 27, 2004) – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it plans to initiate a Phase IIb study of the Company’s Interleukin-1 (IL-1) Trap for the treatment of rheumatoid arthritis (RA) in the second half of 2004 and that Novartis Pharma AG notified the Company today that it has decided to forgo its rights under the parties’ collaboration agreement to jointly develop and commercialize the IL-1 Trap.

Regeneron decided to conduct a Phase IIb study based on the recommendation of an advisory panel of independent medical experts. The panel examined the results from the Phase II trial of the IL-1 Trap in patients with RA which was completed in the second half of 2003. The panel concluded that the completed Phase II trial may not have tested the maximally efficacious dose of the IL-1 Trap and that a new Phase Ilb study should be conducted in a larger patient population, testing higher doses for a longer period of time. The Phase IIb trial is expected to begin in the second half of 2004 following completion of development of a new formulation and patient tolerability studies. In addition, Regeneron plans to conduct studies of the IL-1 Trap in a variety of other inflammatory diseases where Interleukin-1 is believed to play a critical role.

After evaluating the results of the Phase II study, Novartis informed Regeneron that as a condition for participating in the continued clinical development of the IL-1 Trap, it would require revisions to the terms of the original agreement applicable to the IL-1 Trap. Regeneron declined to accept revisions to the collaboration agreement on the terms proposed by Novartis, and Novartis has elected not to proceed with the joint development of the IL-1 Trap. Under the terms of the collaboration agreement, which began in March 2003, Novartis has to date paid $102 million to Regeneron in up-front payments, equity investments, and development expenses. Of that total, $13.7 million consists of a loan, which is forgivable when near-term milestones are met. Novartis also remains obligated to fund development expenses during the nine-month notice period following its decision. In addition, Regeneron and Novartis each retain rights under the agreement to elect to collaborate on the development and commercialization of other IL-1 antagonists being developed independently by the other party that are in earlier stages of development.

“We are moving the IL-1 Trap development program forward because we believe it is important to test higher doses in order to fully assess the therapeutic effect and commercial value of this product candidate in rheumatoid arthritis as well as other inflammatory diseases. While we were satisfied with the progress the partnership had made, we did not believe a renegotiation of our agreement on the terms proposed by Novartis was appropriate,” said Leonard S. Schleifer, M.D., Ph.D., Regeneron’s President and Chief Executive Officer. “We are confident in our decision to proceed with the IL-1 Trap program and believe that interleukin-1 blockade will find a role in the treatment of serious medical diseases.”

About Regeneron

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, rheumatoid arthritis, asthma, and obesity and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended September 30, 2003. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Contact Information:
Investors:	Media:
Charles Poole	Lauren Tortorete
Vice President, Investor Relations	Media Relations
(914) 345-7640	(212) 845-5609
charles.poole@regeneron.com	ltortorete@biosector2.com

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regeneron.com